Exhibit D(6)

AMENDMENT

DATED APRIL 1, 2008 TO

INVESTMENT MANAGEMENT AGREEMENTS

for

MassMutual Select Destination Retirement Income Fund

MassMutual Select Destination Retirement 2010 Fund

MassMutual Select Destination Retirement 2020 Fund

MassMutual Select Destination Retirement 2030 Fund

MassMutual Select Destination Retirement 2040 Fund

MassMutual Select Destination Retirement 2050 Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and the MassMutual Institutional Funds (now known as the MassMutual Select Funds) (the “Trust”) entered into Investment Management Agreements (the “Agreements”) with respect to the MassMutual Select Destination Retirement Income Fund, MassMutual Select Destination Retirement 2010 Fund, MassMutual Select Destination Retirement 2020 Fund, MassMutual Select Destination Retirement 2030 Fund and MassMutual Select Destination Retirement 2040 Fund, each effective as of December 31, 2003, and with respect to the MassMutual Select Destination Retirement 2050 Fund, effective as of December 17, 2007 (“together, the Funds”), each a series of the Trust; and

WHEREAS, MassMutual and the Trust desire to amend the compensation of MassMutual as described in the Agreements;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreements.

2.	Section 4 of the Agreements is hereby deleted in its entirety and replaced with the following:

The Trust agrees to pay the Manager and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee at the annual rate of .05% of the first $500 million of average daily net assets of the Fund, .025% on the next $500 million of average daily net assets and 0.00% on assets in excess of $1 billion, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading and paid on the last day of each month.

3.	Except as expressly amended hereby, all provisions of the Agreements remain in full force and effect and are unchanged in all other respects.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Name:	Eric Wietsma
Title:	Corporate Vice President

MASSMUTUAL SELECT FUNDS on behalf of
MassMutual Select Destination Retirement Income Fund,
MassMutual Select Destination Retirement 2010 Fund,
MassMutual Select Destination Retirement 2020 Fund,
MassMutual Select Destination Retirement 2030 Fund,
MassMutual Select Destination Retirement 2040 Fund and
MassMutual Select Destination Retirement 2050 Fund

By:	/s/ Nicholas H. Palmerino
Name:	Nicholas H. Palmerino
Title:	CFO and Treasurer

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